CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of State Street Institutional Investment Trust and to the use of our report dated November 24, 2021 on the financial statements and financial highlights of State Street Income Fund and State Street U.S. Core Equity Fund, each a series of shares of beneficial interest in the State Street Institutional Investment Trust. Such financial statements and financial highlights appear in the September 30, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 29, 2023